--------------------------
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                                                      hours per response......11
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

                              SECTION 240.13d-2(a)

                           (Amendment No. _________)1


                                 EOTT Energy LLC
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Limited Liability Company Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    29412N100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 28, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


    If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or
                   240.13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
       Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 31 Pages
                         Exhibit Index Found on Page 30

-----------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Offshore Special Holdings LLC
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  1,227,440
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    1,227,440
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,227,440
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            10.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 2 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Institutional Special Holdings LLC
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  669,570
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    669,570
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            669,570
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 3 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  1,897,010
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    1,897,010
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,897,010
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            15.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                               Page 4 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  517,112
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    517,112
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            517,112
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 5 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            WC, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  25,014
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    25,014
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            25,014
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================

                               Page 6 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  542,126
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    542,126
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            542,126
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.4%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            OO
------------====================================================================

                               Page 7 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 8 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 9 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 10 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 11 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 12 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 13 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 14 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 15 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 16 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 17 of 31 Pages

                                       13D
===================
CUSIP No. 29412N100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

                    **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 2,439,136 Units, which is 19.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                    [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
        NUMBER OF      -------------============================================
                           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,439,136
        OWNED BY       -------------============================================
                           9        SOLE DISPOSITIVE POWER
          EACH
                                    -0-
        REPORTING      -------------============================================
       PERSON WITH         10       SHARED DISPOSITIVE POWER

                                    2,439,136
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,439,136
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                    [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            19.8%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 18 of 31 Pages

Item 1.  Security And Issuer.
------   -------------------

         This statement relates to the Limited Liability Company Units (the "Units") of EOTT Energy LLC (the "Company"). The Company's principal offices are located at 2000 West Sam Houston Parkway South, Suite 400, Houston Texas 77042.

Item 2.  Identity And Background.
         -----------------------

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The LLCs
         --------

                  (i) Farallon Offshore Special Holdings LLC a Delaware limited liability corporation ("FOSH"), with respect to the Units held by it2;

                  (ii)     Farallon   Institutional   Special   Holdings  LLC  a
                           Delaware limited liability corporation ("FISH"), with respect to the Units held by it3.

         FOSH and FISH are together referred to herein as the "LLCs."


         The Management Company
         ----------------------

                  (iii)    Farallon  Capital  Management,   L.L.C.,  a  Delaware
                           limited liability company (the "Management Company"), with respect to the Units held by each of the LLCs.

         The Partnerships
         ----------------

                  (iv) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Units held by it;

                  (v)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Units held by it.

         FCP and Tinicum are together referred to herein as the "Partnerships."

-----------------------
2 The non-managing member of FOSH is a discretionary account managed by Farallon Capital Management, L.LC. (the "Managed Account").
3 The non-managing members of FISH are Farallon Capital Institutional Partners, L.P. ("FCIP"), Farallon Capital Institutional Partners II, L.P. ("FCIP") and Farallon Capital Institutional Partners III, L.P. ("FCIP III").

                               Page 19 of 31 Pages

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vi) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Units held by each of the Partnerships.

         The Managing Members Of the General Partner And The Management Company
         ----------------------------------------------------------------------

                  (vii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Units held by the Partnerships and the LLCs: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Fried, Landry, Mellin, Millham, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         (b) The address of the principal business and principal office of (i) the LLCs, the Management Company, the Partnerships, and the General Partner is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (c) The principal business of each of the LLCs is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the Management Company is that of a registered investment adviser and to act as the managing member of the LLCs. The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

                               Page 20 of 31 Pages

         (d) None of the LLCs, the Management Company, the Partnerships, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e) None of the LLCs, the Management Company, the Partnerships, the General Partner or any of the Individual Reporting Persons, during the last five years, has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f) The citizenship of each of the LLCs, the Management Company, the Partnerships and the General Partner is set forth above. Each of the Individual Reporting Persons is a citizen of the United States.
         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3.  Source And Amount Of Funds And Other Consideration.
         ---------------------------------------------------

         The LLCs and the Partnerships acquired the Units, as well as certain 9% Senior Unsecured Notes issued by the Company (the "9% Notes"), as distributions on general unsecured claims (the "Farallon Claims") held by, respectively, the non-managing member of the LLCs and by the Partnerships in the Chapter 11 reorganization proceedings of EOTT Energy Partners, L.P. and certain affiliated entities which commenced on October 8, 2002 in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the "Reorganization Proceedings"). Such claims arose from the ownership by the non-managing members of the LLCs and by the Partnerships of, in aggregate, $56,555,000 principal amount of

                               Page 21 of 31 Pages

11% Senior Unsecured Notes due October 1, 2009 issued by EOTT Energy Partners, L.P (the "11% Notes"). The Units reported in this Schedule 13D, together with the 9% Notes issued by the Company received to date, represent payment on 90% of the Farallon Claims. The LLCs and the Partnership may receive up to 286,748 additional Units, as well as certain additional 9% Notes, as payment on the remaining 10% of the Farallon Claims, depending upon the final resolution of certain unrelated claims in the Reorganization Proceedings. The Reporting Persons do not know when or if any such additional Units will be issued and, if such Units are issued, the amount of Units which will be issued.

         The principal amount of 11% Notes held by each of the Partnerships and each of the non-managing members of the LLC is set forth below:

            Entity                    Princpial Amount of
            ------                    -------------------
                                        11% Notes Held
                                        --------------

            FCP                          $11,990,000
            FCIP                         $12,450,000
            FCIP II                       $1,460,000
            FCIP III                      $1,615,000
            Tinicum                         $580,000
            Managed                      $28,460,000
              Account


         The consideration for the acquisition of the 11% Notes was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital;
(ii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Account, from the working capital of the Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Managed Account at Goldman, Sachs & Co. FCP, Tinicum and the Managed Account hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts

                               Page 22 of 31 Pages
may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the 11% Notes.

 Item 4.  Purpose Of The Transaction.
-------   --------------------------

         The purpose of the acquisition of the Units is for investment, and the acquisitions of the Units by each of the Partnerships and the LLCs were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company. The Reporting Persons acquired the Units as a distribution in the Reorganization Proceedings as described in Item 3 above.


         Although no Reporting Person has any specific plan or proposal to acquire or dispose of Units, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Units (including Units which may be issued to the Reporting Persons in the Reorganization Proceedings as described in Item 3 above) or dispose of any or all of its Units depending upon an ongoing evaluation of the investment in the Units, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Units which it may hold at any point in time.


         Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.


         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the

                               Page 23 of 31 Pages
matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         (a)      The LLCs
                  --------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each LLC is incorporated herein by reference for each such LLC. The percentage amount set forth in Row 13 for all cover pages filed herewith hereto is calculated based upon the 12,328,468 Units outstanding as of August 8, 2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed with the Securities and Exchange Commission on August 14, 2003.

                  (c) There have been no transactions in the Units in the last 60 days other than the receipt of the Units on August 28, 2003 as a distribution in the Reorganization Proceedings as described in Item 3 above.

                  (d) The Management Company has the power to direct the affairs of the LLCs, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c)      None.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the LLCs. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

                               Page 24 of 31 Pages

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership.

                  (c) There have been no transactions in the Units in the last 60 days other than the receipt of the Units on August 28, 2003 as a distribution in the Reorganization Proceedings as described in Item 3 above.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (c)      The General Partner
                  -------------------

                  (a),(b)  The information set forth in Rows 7 through 13 of the
                           cover  page  hereto  for  the   General   Partner  is
                           incorporated herein by reference.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Management Company has the power to direct the affairs of the LLCs, including the disposition of the proceeds of the sale of the Units held by the LLCs. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

                               Page 25 of 31 Pages

                  (e)      Not applicable.

         The Units reported hereby for the LLCs are owned directly by the LLCs and those reported hereby for the Partnerships are owned directly by the Partnerships. The Management Company, as managing member to the LLCs, may be deemed to be the beneficial owner of all such Units owned by the LLCs. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Units owned by the Partnerships. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Units held by the LLCs and the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Units.

Item 6.  Contracts, Arrangements, Understandings Or
-------  ------------------------------------------
         Relationships With Respect To Securities Of The Issuer.
         -------------------------------------------------------

         Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

                               Page 26 of 31 Pages

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.

                               Page 27 of 31 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  September 5, 2003

                     /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON CAPITAL MANAGEMENT, L.L.C.,
                     On its own behalf and as Management Company of FARALLON OFFSHORE SPECIAL HOLDINGS LLC,
                     And FARALLON INSTITUTIONAL SPECIAL HOLDINGS LLC By Monica R. Landry,
                     Managing Member

                     /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     on its own behalf and as General Partner of
                     FARALLON CAPITAL PARTNERS, L.P.,
                     And TINICUM PARTNERS, L.P.
                     By Monica R. Landry,
                     Managing Member

                     /s/ Monica R. Landry
                     ----------------------------------------
                     Monica R. Landry, individually and as attorney-in-fact
                     for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                     and Mark C. Wehrly.

         The Powers of Attorney, each executed by David I. Cohen, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Monica R. Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.

                               Page 28 of 31 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c) Serves as investment adviser to various managed accounts and limited liability companies
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William
                  F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

         Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the
         Schedule 13D that is not already disclosed in the Schedule 13D.

                               Page 29 of 31 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                             Joint Acquisition Statement Pursuant to
                                      Section 240.13d1(k)


                               Page 30 of 31 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D


                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  September 5, 2003

                    /s/ Monica R. Landry
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    On its own behalf and as Management Company of FARALLON OFFSHORE SPECIAL HOLDINGS LLC,
                    And FARALLON INSTITUTIONAL SPECIAL HOLDINGS LLC By Monica R. Landry,
                    Managing Member

                    /s/ Monica R. Landry
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    And TINICUM PARTNERS, L.P.
                    By Monica R. Landry,
                    Managing Member

                    /s/ Monica R. Landry
                    ----------------------------------------
                    Monica R. Landry, individually and as attorney-in-fact
                    for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                    and Mark C. Wehrly.

                               Page 31 of 31 Pages